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                                                                    EXHIBIT 21.1

                      RAGEN MACKENZIE GROUP INCORPORATED
                           REGISTRANT'S SUBSIDIARIES

Ragen MacKenzie Incorporated, a Washington corporation, and Ragen MacKenzie Investment Services, Inc., a Washington corporation, are both wholly owned subsidiaries of the registrant and are included in the consolidated financial statements.